                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                  FORM U-3A-2

     Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the Provisions of the Public Utility Holding Company Act of 1935

                     To Be Filed Annually Prior to March 1

                               DTE ENERGY COMPANY

                               (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

         1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

                 DTE Energy Company ("Claimant") is a Michigan corporation, incorporated on January 26, 1995. From the date of its incorporation through December 31, 1995, Claimant was a wholly owned subsidiary of The Detroit Edison Company, a Michigan public utility. On January 1, 1996, pursuant to a share exchange accomplished in accordance with the provisions of the Michigan Business Corporation Act, all outstanding Common Stock of The Detroit Edison Company was exchanged on a one-for-one basis for the Common Stock of Claimant. Thus, as of January 1, 1996, Claimant became a publicly held corporation with the purpose of holding the outstanding stock of its subsidiaries. Claimant's address is 2000 2nd Avenue, Detroit, Michigan 48226-1279.

                 The Detroit Edison Company ("Detroit Edison"), incorporated in Michigan since 1967, is a Michigan public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square-mile area in southeastern Michigan. It also owns and operates a steam heating system in Detroit, Michigan. On January 1, 1996, Detroit Edison became a wholly owned subsidiary of Claimant. Detroit Edison's address is 2000 2nd Avenue, Detroit, Michigan 48226-1279.

                 Midwest Energy Resources Company ("MERC") is a Michigan corporation established on June 5, 1974. MERC is a wholly owned subsidiary of Detroit Edison and is engaged in operating a coal-transshipment facility in Superior, Wisconsin.

                 The Edison Illuminating Company of Detroit ("EIC") is a Michigan corporation established on May 28, 1886. EIC is a wholly owned subsidiary of Detroit Edison and holds real estate.

                 St. Clair Energy Corporation ("St. Clair") is a Michigan corporation established on August 27, 1906. St. Clair is a wholly owned subsidiary of Detroit Edison and is engaged in fuel procurement.

                MERC, EIC and St. Clair have offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279.

                 DE Energy Services, Inc. ("DE ES") is a Michigan corporation established on August 29, 1994. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. DE ES has offices at 425 S. Main, Ann Arbor, Michigan 48107 and it is engaged in energy services and landfill gas projects.

                 DTE Biomass Energy, Inc., formerly Biomass Energy Systems, Inc., ("DTE Biomass") is a Michigan corporation established on July 15, 1993, with offices at 425 S. Main, Ann Arbor, Michigan 48107. On January 1, 1995 Biomass became a wholly owned subsidiary of DE ES and it is engaged in landfill gas projects.

                 RES Power, Inc. ("RES") is a Michigan corporation established on January 6, 1983, with offices at 425 S. Main, Ann Arbor, Michigan 48107. RES is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Sonoma Energy Systems, Inc. ("Sonoma") is a Michigan corporation established on January 24, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Sonoma is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Riverview Gas Producers, Inc. ("Riverview") is a Michigan corporation established on August 16, 1993, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Riverview is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 DTE Arbor Gas Producers, Inc. ("DTE Arbor") is a Michigan corporation established on July 10, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Arbor is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Plainville Gas Producers, Inc., formerly Sumpter Gas
Producers, Inc., ("Plainville") is a Michigan corporation established on June 2, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Plainville is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Belleville Gas Producers, Inc. ("Belleville") is a Michigan corporation established November 8, 1996 with offices at 425 S. Main, Ann Arbor, Michigan, 48107. Belleville is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Escambia Gas Producers, Inc., formerly ESCA Gas Producers, Inc., ("Escambia") is a Michigan corporation established November 18, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Escambia is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Fayetteville Gas Company, L.L.C. ("Fayetteville") is a North Carolina company formed October 20, 1994. DTE Biomass purchased an 100% interest in Fayetteville on December 1, 1997. Offices are located at 425 S. Main, Ann Arbor, Michigan 48107. Fayetteville is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Lycoming Gas Producers, Inc. ("Lycoming") is a Michigan corporation established August 18, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Lycoming is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 Roxana Gas Producers, Inc. ("Roxana") is a Michigan corporation established August 18, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Roxana is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

                 DTE Energy Services, Inc., formerly Edison Energy Services, Inc., ("DTE ES") is a Michigan corporation established on June 29, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE ES is a wholly owned subsidiary of DE ES and it is engaged in energy services activities.

                 PCI Enterprises Company ("PCI") is a Michigan corporation established on August 1, 1995, with offices at 425 S. Main, Ann Arbor, Michigan 48107. PCI is a wholly owned subsidiary of DTE ES and it operates a pulverized coal facility.

                 EES Coke Battery Company, Inc. ("EES Coke") is a Michigan corporation established on October 29, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. EES Coke is a wholly owned subsidiary of DTE ES and it operates a coke battery facility.

                 DTE Coal Services, Inc. ("DTE Coal") is a Michigan corporation established on July 10, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Coal is a wholly owned subsidiary of DE ES and it is engaged in selling and transporting coal to third parties.

                 DTE CS Rail Services, Inc. ("DTE CS") is a Michigan Corporation established November 18, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE CS is a wholly owned subsidiary of DTE Coal and it is engaged in rail car repair and maintenance.

                 DTE Capital Corporation ("DTE Capital") is a Michigan corporation established on September 6, 1995. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. DTE Capital has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279, and it provides financial services for the non-utility affiliates of Claimant.

                 Syndeco Realty Corporation ("Syndeco") is a Michigan corporation established on August 22, 1986. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. Syndeco has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279, and it is engaged in real estate projects.

                 Edison Development Corporation ("EDC") is a Michigan corporation established on May 24, 1994. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. EDC has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279 and it is engaged in business development.

                 EdVenture Capital Corp. ("EdVenture") is a Michigan Corporation established on May 24, 1994, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. EdVenture is a wholly owned subsidiary of EDC and it is engaged in equity investment.

                 DTE Energy Trading, Inc., formerly Huron Energy Services, Inc., ("DTE Energy Trading") is a Michigan corporation established on September 6, 1995. DTE Energy Trading has offices at 101 N. Main, Ann Arbor,
Michigan 48104 and it is engaged in wholesale and retail energy marketing.

                 DTE Engineering Services, Inc., formerly UTS Systems, Inc., ("DTE Engineering Services") is a Michigan corporation established on April 23, 1985. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. DTE Engineering Services has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279 and it is engaged in professional engineering services.

                 Great Lakes Energy Products, Inc. ("Great Lakes") is a Michigan corporation established December 30, 1996, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Great Lakes is a wholly owned subsidiary of Claimant and it is engaged in Equity Investment.

                 DTE Edison America, Inc., ("EA") is a Michigan corporation established on October 16, 1996, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. EA is a wholly owned subsidiary of Claimant and it is engaged in the retail marketing of energy and non-energy related products.

         2. A brief description of the properties of Claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which Claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

Claimant - none

The Detroit Edison Company maintains the following generating facilities which are located in the State of Michigan, as follows:

                                  Location By      Summer Net
                                  Michigan         Rated Capability (1)(2)
           Plant Name             County           Megawatts (MW)         %
--------------------------------    -------        --------------        ---
Fossil-fuel and Steam-Electric

         Belle River (3)          St. Clair            1,026             10.0%
         Greenwood                St. Clair              785              7.7
         Harbor Beach             Huron                  103              1.0
         Marysville               St. Clair              167              1.6
         Monroe (4)               Monroe               3,000             29.3
         River Rouge              Wayne                  500              4.9
         St. Clair                St. Clair            1,379             13.5
         Trenton Channel          Wayne                  725              7.1
                                                      ------           ------
                                                       7,685             75.1%
Oil or Gas-fueled Peaking
     Units                        Various                525              5.1
Nuclear-fueled Steam-
     Electric-Fermi 2 (5)         Monroe               1,098             10.7
Hydroelectric Pumped Storage
     Ludington (6)                Mason                  917              9.1
                                                      ------           ------
                                                      10,225            100.0%
                                                      ======           ======

===============

(1) Summer net rated capabilities of generating units in service are based on periodic load tests and are changed depending on operating experience, the physical condition of units, environmental control limitations and customer requirements for steam, which otherwise would be used for electric generation.

(2) Excludes two oil-fueled units, River Rouge Unit No. 1 (206 MW) and St. Clair Unit No. 5 (250 MW), and one coal-fueled power plant, Conners Creek (236
MW), all in economy reserve status.

(3) The Belle River capability represents Detroit Edison's entitlement to 81.39% of the capacity and energy of the plant.

(4) The Monroe Power Plant provided approximately 43% of Detroit Edison's total 1997 power plant generation.

(5)      Fermi 2 has a design electrical rating (net) of 1,139 MW.

(6) Represents Detroit Edison's 49% interest in Ludington with a total capability of 1,872 MW. Detroit Edison is leasing 312 MW to The Toledo Edison Company for the six-year period June 1, 1996 through May 31, 2002.

         Detroit Edison and Consumers Power Company are parties to an Electric Coordination Agreement providing for emergency assistance, coordination of operations and planning for bulk power supply, with energy interchanged at nine interconnections. Detroit Edison and Consumers Power Company also have interchange agreements to exchange electric energy through 12 interconnections with The Toledo Edison Company, Indiana Michigan Power Company, Northern Indiana Public Service Company and Ontario Hydro. In addition, Detroit Edison has interchange agreements for the exchange of electric energy with Michigan South Central Power Agency, Rouge Steel Company and the City of Wyandotte.

         Transmission and Distribution. Detroit Edison owns and operates within the State of Michigan 583 distribution substations with a capacity of 17,395,300 kilovolt amperes and 406,233 line transformers with a capacity of 19,078,363 kilovolt amperes. Electric transmission and distribution lines owned and in service as of December 31, 1997 are as follows:


                                 Overhead Lines         Underground Lines
                               --------------------    ------------------
                                                       Conduit
                                Pole        Circuit    Bank        Cable
Design Line Voltage-KV          Miles       Miles      Miles       Miles
----------------------         ------       -------    -------      -----
Transmission-
     Under 24 KV                    -            -         63         274
      24 KV                       105          105        257       1,043
      40 KV                     2,776        2,776         91         331
     120 KV                     1,148        1,663          -         179
     140 KV                        31           31          -           -
     230 KV                        77           87          -           -
     345 KV                       525          954          -           7
                               ------        -----      -----      ------
                                4,662        5,616        411       1,834
                                             =====
Distribution-
     4.8 KV and 13.2 KV        31,353                     437      12,728
                               ------                   -----      ------
Grand Total                    36,015                     848      14,562
                               ======                   =====      ======

        3. The following information for the last calendar year with respect to Claimant and each of its subsidiary public utility companies:

         (a) Number of kwh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                 Claimant - None
                 Detroit Edison -  50,642,290,000 Kwh.

         (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                 Claimant - None
                 Detroit Edison -  None

         (c) Number of kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                 Claimant - None
                 Detroit Edison -  1,319,418,000 Kwh. delivered under
                                   interchange power agreements for the year ended December 31, 1997.

         (d) Number of kwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                 Claimant - None
                 Detroit Edison -  4,474,723,000 Kwh. purchased under
                                   interchange power agreements for the year ended December 31, 1997.

         4. The following information for the reporting period with respect to Claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

                 Not applicable.

         (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

         (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

         (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

         (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

         (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                                   EXHIBIT A

A consolidating statement of income and surplus of the Claimant and its subsidiary companies for the calendar year 1997, together with a consolidating balance sheet of Claimant and its subsidiary companies as of the close of such calendar year follows.

                                  EXHIBIT B

A Financial Data Schedule for the Claimant follows as Exhibit B.

                                  EXHIBIT C

Not applicable.

         The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 1998.


                                              DTE Energy Company
                                              --------------------------
                                              (Name of Claimant)


                                              By /s/ David E. Meador
                                                 ------------------------
                                              Vice President
                                              and Controller

CORPORATE SEAL
Attest:


/s/ Susan M. Beale
--------------------------
Susan M. Beale

Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


Susan M. Beale, Vice President and Corporate Secretary
------------------------------------------------------
(Name)                                     (Title)

2000 2nd Avenue, Detroit, Michigan 48226-1279
---------------------------------------------
                 (Address)

                                                                       EXHIBIT A


DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                 THE DETROIT     DE ENERGY     DTE EDISON
                                                         DTE        EDISON       SERVICES,       AMERICA          DTE
                                                        ENERGY     COMPANY          INC.          INC.          CAPITAL
                                                       COMPANY   CONSOLIDATED   CONSOLIDATED   CORPORATION    CORPORATION
                                                  ---------------------------------------------------------------------------
OPERATING REVENUES                                $         -    $ 3,657,018    $   104,839    $         -    $         -

OPERATING EXPENSES
     Fuel and purchased power                               -        836,620              -              -              -
     Operation and maintenance                          3,589        872,773         97,525          1,370            313
     Depreciation and amortization                          -        657,935          2,156              -              -
     Taxes other than income                                -        264,486            216              -             13
     Other                                                  -         22,114              -              -              -
                                                  -----------------------------------------------------------------------
       Total operating expenses                         3,589      2,653,928         99,897          1,370            326
                                                  -----------------------------------------------------------------------

OPERATING INCOME (LOSS)                                (3,589)     1,003,090          4,942         (1,370)          (326)
                                                  -----------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
     Interest expense                                  (3,552)      (281,924)       (15,872)           (70)        (1,597)
     Preferred stock dividends of subsidiary                -              -              -              -              -
     Other - net                                      433,043        (15,555)         1,432              -          6,441
                                                  -----------------------------------------------------------------------
      Total interest expense and other                429,491       (297,479)       (14,440)           (70)         4,844
                                                  -----------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                            425,902        705,611         (9,498)        (1,440)         4,518

INCOME TAXES                                           (2,640)       288,604        (27,044)          (313)         1,580
                                                  -----------------------------------------------------------------------

NET INCOME (LOSS)                                 $   428,542    $   417,007    $    17,546     $   (1,127)   $     2,938
                                                  =======================================================================

Common Shares Outstanding - Average (Thousands)
Earnings Per Share of Common Stock

                                                     EDISON                      GREAT LAKES                      DTE
                                                  DEVELOPMENT     DTE ENERGY       ENERGY         SYNDECO     ENGINEERING
                                                  CORPORATION      TRADING,       PRODUCTS,        REALTY      SERVICES,
                                                  CONSOLIDATED       INC.           INC.        CORPORATION       INC.
                                                  ---------------------------------------------------------------------------
OPERATING REVENUES                                $       614    $       125    $         -    $     1,500    $       381

OPERATING EXPENSES
     Fuel and purchased power                               -            199              -              -              -
     Operation and maintenance                            906          1,542              -            516            381
     Depreciation and amortization                          -             80              -              -              -
     Taxes other than income                                -            179              -             26              -
     Other                                                  -              -              -              -              -
                                                  ---------------------------------------------------------------------------
       Total operating expenses                           906          2,000              -            542            381
                                                  ---------------------------------------------------------------------------

OPERATING INCOME (LOSS)                                  (292)        (1,875)             -            958              -
                                                  ---------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
     Interest expense                                       -            (43)             -              -              -
     Preferred stock dividends of subsidiary                -              -              -              -              -
     Other - net                                       (4,989)             1           (241)           102             55
                                                  ---------------------------------------------------------------------------
      Total interest expense and other                 (4,989)           (42)          (241)           102             55
                                                  ---------------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                             (5,281)        (1,917)          (241)         1,060             55

INCOME TAXES                                           (2,004)          (671)             -            311             22
                                                  ---------------------------------------------------------------------------

NET INCOME (LOSS)                                 $    (3,277)   $    (1,246)   $      (241)   $       749    $        33
                                                  ===========================================================================



Common Shares Outstanding - Average (Thousands)
Earnings Per Share of Common Stock




                                                   INTER-COMPANY
                                                   ELIMINATIONS       DTE
                                                       AND          ENERGY
                                                     RECLASS-      COMPANY
                                                    IFICATIONS   CONSOLIDATED
                                                   -----------------------------
OPERATING REVENUES                                $         -    $ 3,764,477

OPERATING EXPENSES
     Fuel and purchased power                              28        836,847
     Operation and maintenance                            (29)       978,886
     Depreciation and amortization                          -        660,171
     Taxes other than income                                -        264,920
     Other                                                  -         22,114
                                                  ------------------------------
       Total operating expenses                            (1)     2,762,938
                                                  ------------------------------
OPERATING INCOME (LOSS)                                     1      1,001,539
                                                  ------------------------------

INTEREST EXPENSE AND OTHER
     Interest expense                                   6,381       (296,677)
     Preferred stock dividends of subsidiary          (11,629)       (11,629)
     Other - net                                     (438,346)       (18,057)
                                                  ------------------------------
       Total interest expense and other              (443,594)      (326,363)
                                                  ------------------------------
INCOME (LOSS) BEFORE TAXES                           (443,593)       675,176

INCOME TAXES                                                         257,845
                                                  ------------------------------

NET INCOME (LOSS)                                 $  (443,593)   $   417,331
                                                  ==============================

Common Shares Outstanding - Average (Thousands)                      145,098
Earnings Per Share of Common Stock                               $      2.88




DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997
Thousands of Dollars


                                                                         THE DETROIT            DE ENERGY            DTE EDISON
                                                           DTE             EDISON               SERVICES,              AMERICA
                                                         ENERGY            COMPANY                 INC.                 INC.
                                                         COMPANY         CONSOLIDATED          CONSOLIDATED          CORPORATION
                                                       --------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                           $    1,622        $    14,710          $     72,639          $         -
   Accounts receivable
    Customer                                                    -            299,706                 5,008                    -
    Accrued unbilled revenues                                   -            137,222                     -                    -
    Other                                                       -             62,936                13,180                    -
   Inventories
    Fuel                                                        -            130,211                     -                    -
    Materials and supplies                                      -            150,163                22,321                    -
   Other                                                        -             11,698                 1,368                    -
                                                       --------------------------------------------------------------------------
     Total current assets                                   1,622            806,646               114,516                    -
                                                       --------------------------------------------------------------------------

  Investments
   Nuclear decommissioning trust funds                          -            239,062                     -                    -
   Other                                                3,663,071             37,974               (20,638)                (534)
                                                       --------------------------------------------------------------------------
     Total investments                                  3,663,071            277,036               (20,638)                (534)
                                                       --------------------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                       -         14,203,504               284,330                    -
   Property under capital leases                                -            254,539                     -                    -
   Nuclear fuel under capital lease                             -            607,067                     -                    -
   Construction work in progress                                -             13,469                 3,066                    -
   Less:  accumulated depreciation and amortization             -         (6,431,342)               (8,778)                   -
                                                       --------------------------------------------------------------------------
     Total property, plant and equipment                        -          8,647,237               278,618                    -
                                                       --------------------------------------------------------------------------

  Other Assets
   Regulatory assets                                            -            855,220                     -                    -
   Other                                                        -            158,689                44,257                    -
                                                       --------------------------------------------------------------------------
     Total other assets                                         -          1,013,909                44,257                    -
                                                       --------------------------------------------------------------------------

TOTAL ASSETS                                           $3,664,693        $10,744,828          $    416,753          $      (534)
                                                       ==========================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                      $        -        $   169,214          $     36,235          $         -
   Capital leases                                               -            109,763                     -                    -
   Accounts payable                                             -            150,302                10,260                    -
   Accrued interest                                             -             56,088                     -                    -
   Dividends payable                                       74,725             82,723                     -                    -
   Accrued payroll                                              -             80,156                   640                    -
   Accumulated deferred income taxes                            -             63,502                     -                    -
   Other                                                   15,980            217,969                 6,986                    -
                                                       --------------------------------------------------------------------------
     Total current liabilities                             90,705            929,717                54,121                    -
                                                       --------------------------------------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                       (1,750)         1,972,757                12,607                    -
   Accumulated deferred investment tax credit                   -            300,948                     -                    -
   Capital leases                                               -            136,814                     -                    -
   Other                                                       31            300,759                   912                1,106
                                                       --------------------------------------------------------------------------
     Total other liabilities                               (1,719)         2,711,278                13,519                1,106
                                                       --------------------------------------------------------------------------

  Long-Term Debt                                                -          3,530,774               245,841                    -
                                                       --------------------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                              -            144,405                     -                    -
   Common stock                                         1,951,140          1,951,437                87,685                    -
   Retained earnings (deficit)                          1,624,567          1,477,217                15,587               (1,640)
                                                       --------------------------------------------------------------------------
     Total shareholder's equity                         3,575,707          3,573,059               103,272               (1,640)
                                                       --------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $3,664,693        $10,744,828          $    416,753          $      (534)
                                                       ==========================================================================




                                                                             EDISON                                    GREAT LAKES
                                                           DTE            DEVELOPMENT           DTE ENERGY               ENERGY
                                                        CAPITAL           CORPORATION            TRADING,               PRODUCTS,
                                                       CORPORATION        CONSOLIDATED             INC.                   INC.
                                                      ---------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                           $    7,390            $    66          $         -           $         -
   Accounts receivable
    Customer                                                    -                  -                    -                     -
    Accrued unbilled revenues                                   -                  -                    -                     -
    Other                                                      20                  -                  125                     2
   Inventories
    Fuel                                                        -                  -                    -                     -
    Materials and supplies                                      -                  -                    -                     -
   Other                                                        -                  -                    5                     -
                                                      ---------------------------------------------------------------------------
     Total current assets                                   7,410                 66                  130                     2
                                                      ---------------------------------------------------------------------------

  Investments
   Nuclear decommissioning trust funds                          -                  -                    -                     -
   Other                                                   91,151             19,048                    -                   418
                                                      ---------------------------------------------------------------------------
     Total investments                                     91,151             19,048                    -                   418
                                                      ---------------------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                       -                  -                  117                     -
   Property under capital leases                                -                  -                1,225                     -
   Nuclear fuel under capital lease                             -                  -                    -                     -
   Construction work in progress                                -                  -                    -                     -
   Less:  accumulated depreciation and amortization             -                  -                  (80)                    -
                                                      ---------------------------------------------------------------------------
     Total property, plant and equipment                        -                  -                1,262                     -
                                                      ---------------------------------------------------------------------------
  Other Assets
   Regulatory assets                                            -                  -                    -                     -
   Other                                                      168                  -               (1,842)                    -
                                                      ---------------------------------------------------------------------------
     Total other assets                                       168                  -               (1,842)                    -
                                                      ---------------------------------------------------------------------------

TOTAL ASSETS                                          $    98,729            $19,114          $      (450)          $       420
                                                      ===========================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                     $         -            $     -          $         -           $         -
   Capital leases                                               -                  -                    -                     -
   Accounts payable                                             -                  -                   39                     -
   Accrued interest                                           461                  -                    -                     1
   Dividends payable                                            -                  -                    -                     -
   Accrued payroll                                              -                  -                   11                     -
   Accumulated deferred income taxes                            -                  -                    -                     -
   Other                                                   42,033                  -                  449                     -
                                                      ---------------------------------------------------------------------------
     Total current liabilities                             42,494                  -                  499                     1
                                                      ---------------------------------------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                            -                  -                 (322)                    -
   Accumulated deferred investment tax credit                   -                  -                    -                     -
   Capital leases                                               -                  -                    -                     -
   Other                                                    1,740                  -                  619                     -
                                                      ---------------------------------------------------------------------------
     Total other liabilities                                1,740                  -                  297                     -
                                                      ---------------------------------------------------------------------------

  Long-Term Debt                                                -                  -                    -                     -
                                                      ---------------------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                              -                  -                    -                     -
   Common stock                                            50,000             22,500                    -                   660
   Retained earnings (deficit)                              4,495             (3,386)              (1,246)                 (241)
                                                      ---------------------------------------------------------------------------
     Total shareholder's equity                            54,495             19,114               (1,246)                  419
                                                      ---------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $    98,729            $19,114          $      (450)          $       420
                                                      ===========================================================================




                                                                                             INTER-COMPANY
                                                                                DTE          ELIMINATIONS              DTE
                                                           SYNDECO          ENGINEERING          AND                 ENERGY
                                                           REALTY            SERVICES,         RECLASS-              COMPANY
                                                         CORPORATION           INC.           IFICATIONS           CONSOLIDATED
                                                       --------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                          $       734             $1,448          $         -           $    98,609
   Accounts receivable
    Customer                                                    -                  -                    -               304,714
    Accrued unbilled revenues                                   -                  -                    -               137,222
    Other                                                   1,838                176                    -                78,277
   Inventories
    Fuel                                                        -                  -                    -               130,211
    Materials and supplies                                      -                  -                    -               172,484
   Other                                                       15                  -                    -                13,086
                                                      ---------------------------------------------------------------------------
     Total current assets                                   2,587              1,624                    -               934,603
                                                      ---------------------------------------------------------------------------

  Investments
   Nuclear decommissioning trust funds                          -                  -                    -               239,062
   Other                                                      291               (228)          (3,732,025)               58,528
                                                      ---------------------------------------------------------------------------
     Total investments                                        291               (228)          (3,732,025)              297,590
                                                      ---------------------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                   7,190                  -                    -            14,495,141
   Property under capital leases                                -                  -                    -               255,764
   Nuclear fuel under capital lease                             -                  -                    -               607,067
   Construction work in progress                                -                  -                    -                16,535
   Less:  accumulated depreciation and amortization          (208)                 -                    -            (6,440,408)
                                                      ---------------------------------------------------------------------------
     Total property, plant and equipment                    6,982                  -                    -             8,934,099
                                                      ---------------------------------------------------------------------------
  Other Assets
   Regulatory assets                                            -                  -                    -               855,220
   Other                                                      154                  -                    -               201,426
                                                      ---------------------------------------------------------------------------
     Total other assets                                       154                  -                    -             1,056,646
                                                      ---------------------------------------------------------------------------

TOTAL ASSETS                                          $    10,014             $1,396          $(3,732,025)          $11,222,938
                                                      ===========================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                     $         -            $     -          $         -           $   205,449
   Capital leases                                               -                  -                    -               109,763
   Accounts payable                                             4                  -                    -               160,605
   Accrued interest                                             -                  -                    -                56,550
   Dividends payable                                            -                  -              (79,816)               77,632
   Accrued payroll                                              -                  -                    -                80,807
   Accumulated deferred income taxes                            -                  -                    -                63,502
   Other                                                      169                  -              (21,162)              262,424
                                                      ---------------------------------------------------------------------------
     Total current liabilities                                173                  -             (100,978)            1,016,732
                                                      ---------------------------------------------------------------------------
   Other Liabilities
    Accumulated deferred income taxes                           -                  -                    -             1,983,292
    Accumulated deferred investment tax credit                  -                  -                    -               300,948
    Capital leases                                              -                  -                    -               136,814
    Other                                                       -                  -               (2,638)              302,529
                                                      ---------------------------------------------------------------------------
     Total other liabilities                                    -                  -               (2,638)            2,723,583
                                                      ---------------------------------------------------------------------------

  Long-Term Debt                                                -                  -                    -             3,776,615
                                                      ---------------------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                              -                  -                    -               144,405
   Common stock                                             7,613                 50           (2,119,945)            1,951,140
   Retained earnings (deficit)                              2,228              1,346           (1,508,464)            1,610,463
                                                      ---------------------------------------------------------------------------
     Total shareholder's equity                             9,841              1,396           (3,628,409)            3,706,008
                                                      ---------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $    10,014             $1,396          $(3,732,025)          $11,222,938
                                                      ===========================================================================

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars



                                                                      THE DETROIT     DE ENERGY     DTE EDISON
                                                             DTE         EDISON       SERVICES,       AMERICA
                                                            ENERGY      COMPANY          INC.          INC.
                                                           COMPANY    CONSOLIDATED   CONSOLIDATED   CORPORATION
                                                       ----------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
     DECEMBER 31, 1996                                 $ 1,511,325    $ 1,391,104    $    (1,959)   $      (513)

Net income (loss)                                          428,542        417,007         17,546         (1,127)

Retirement of common stock                                    (379)             -              -              -

Reclassification of prior period preferred dividends       (16,015)             -              -              -

Deduct:
     Cash dividends on common stock                       (298,906)      (319,265)             -              -

     Cash dividends on cumulative
       preferred stock                                           -        (11,629)             -              -
                                                       ----------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
     DECEMBER 31, 1997                                 $ 1,624,567    $ 1,477,217    $    15,587    $    (1,640)
                                                       ==========================================================

                                                                        EDISON                     GREAT LAKES
                                                           DTE       DEVELOPMENT    DTE ENERGY       ENERGY
                                                         CAPITAL     CORPORATION     TRADING,       PRODUCTS,
                                                       CORPORATION   CONSOLIDATED      INC.           INC.
                                                       ----------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
     DECEMBER 31, 1996                                 $     1,557    $     (109)    $        -     $        -

Net income (loss)                                            2,938        (3,277)        (1,246)          (241)

Retirement of common stock                                       -             -              -              -

Reclassification of prior period preferred dividends             -             -              -              -

Deduct:
     Cash dividends on common stock                              -             -              -              -

     Cash dividends on cumulative
       preferred stock                                           -             -              -              -
                                                       ----------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
     DECEMBER 31, 1997                                 $     4,495    $   (3,386)    $   (1,246)    $     (241)
                                                       ==========================================================



                                                                                      INTER-COMPANY
                                                                            DTE        ELIMINATIONS      DTE
                                                            SYNDECO     ENGINEERING        AND          ENERGY
                                                             REALTY      SERVICES,       RECLASS-      COMPANY
                                                          CORPORATION       INC.        IFICATIONS   CONSOLIDATED
                                                       ----------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
     DECEMBER 31, 1996                                 $     1,479    $    1,313     $(1,411,780)   $ 1,492,417

Net income (loss)                                              749            33        (443,593)       417,331

Retirement of common stock                                       -             -               -           (379)

Reclassification of prior period preferred dividends             -             -          16,015              -

Deduct:
     Cash dividends on common stock                              -             -         319,265       (298,906)

     Cash dividends on cumulative
       preferred stock                                           -             -          11,629              -
                                                       ----------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
     DECEMBER 31, 1997                                 $     2,228    $    1,346     $(1,508,464)   $ 1,610,463
                                                       ==========================================================

THE DETROIT EDISON COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                                                       INTER-COMPANY
                                                               MIDWEST                    THE EDISON   ELIMINATIONS   THE DETROIT
                                           THE DETROIT         ENERGY       ST. CLAIR    ILLUMINATING      AND          EDISON
                                             EDISON           RESOURCES       ENERGY       COMPANY       RECLASS-       COMPANY
                                             COMPANY           COMPANY     CORPORATION    OF DETROIT    IFICATIONS    CONSOLIDATED
                                           ----------------------------------------------------------------------------------------
OPERATING REVENUES                          $ 3,646,065    $    10,953    $         -   $         -    $         -   $ 3,657,018

OPERATING EXPENSES
  Fuel and purchased power                      833,715          2,905              -             -              -       836,620
  Operation and maintenance                     870,504          2,269              -             -              -       872,773
  Depreciation and amortization                 656,012          1,923              -             -              -       657,935
  Taxes other than income                       263,071          1,403              -            12              -       264,486
  Other                                          22,114              -              -             -              -        22,114
                                           ----------------------------------------------------------------------------------------
    Total operating expenses                  2,645,416          8,500              -            12              -     2,653,928
                                           ----------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                       1,000,649          2,453              -           (12)             -     1,003,090
                                           ----------------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                             (279,269)        (2,655)             -             -              -      (281,924)
  Preferred stock dividends of subsidiary             -              -              -             -              -             0
  Other - net                                   (15,602)            30              -            15              2       (15,555)
                                           ----------------------------------------------------------------------------------------
    Total interest expense and other           (294,871)        (2,625)             -            15              2      (297,479)
                                           ----------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                      705,778           (172)             -             3              2       705,611

INCOME TAXES                                    288,775           (172)             -             1              -       288,604
                                           ----------------------------------------------------------------------------------------

NET INCOME (LOSS)                           $   417,003    $         -    $         -   $         2    $         2   $   417,007
                                           ========================================================================================

THE DETROIT EDISON COMPANY
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997
Thousands of Dollars


                                                                            MIDWEST
                                                          THE DETROIT        ENERGY         ST. CLAIR
                                                            EDISON         RESOURCES         ENERGY
                                                            COMPANY         COMPANY        CORPORATION
                                                          ---------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                              $     14,142    $        568    $          -
   Accounts receivable
    Customer                                                   299,706               -               -
    Accrued unbilled revenues                                  137,222               -               -
    Other                                                       57,099           5,834               -
   Inventories
    Fuel                                                       130,211               -               -
    Materials and supplies                                     146,994           3,169               -
   Other                                                        11,384             314               -
                                                          ---------------------------------------------
     Total current assets                                      796,758           9,885               -
                                                          ---------------------------------------------

  Investments
   Nuclear decommissioning trust funds                         239,062               -               -
   Other                                                        26,475          11,700               9
                                                          ---------------------------------------------
    Total investments                                          265,537          11,700               9
                                                          ---------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                   14,146,287          56,994               -
   Property under capital leases                               254,539               -               -
   Nuclear fuel under capital lease                            607,067               -               -
   Construction work in progress                                12,131           1,338               -
   Less:  accumulated depreciation and amortization         (6,404,206)        (27,136)              -
                                                          ---------------------------------------------
     Total property, plant and equipment                     8,615,818          31,196               -
                                                          ---------------------------------------------

  Other Assets
   Regulatory assets                                           855,958            (738)              -
   Other                                                       156,557           2,132               -
                                                           --------------------------------------------
    Total other assets                                       1,012,515           1,394               -
                                                          ---------------------------------------------

TOTAL ASSETS                                              $ 10,690,628    $     54,175    $          9
                                                          =============================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                         $    169,214    $          -    $          -
   Capital leases                                              109,763               -               -
   Accounts payable                                            145,449           4,853               -
   Accrued interest                                             55,007           1,081               -
   Dividends payable                                            82,723               -               -
   Accrued payroll                                              80,156               -               -
   Accumulated deferred income taxes                            63,502               -               -
   Other                                                       215,679           2,267               -
                                                          ---------------------------------------------
     Total current liabilities                                 921,493           8,201               -
                                                          ---------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                         1,964,385           8,372               -
   Accumulated deferred investment tax credit                  300,948               -               -
   Capital leases                                              136,814               -               -
   Other                                                       300,759               -               -
                                                          ---------------------------------------------
     Total other liabilities                                 2,702,906           8,372               -
                                                          ---------------------------------------------

  Long-Term Debt                                             3,493,174          37,600               -
                                                          ---------------------------------------------

  Shareholders' Equity
   Preferred stock                                             144,405               -               -
   Common stock                                              1,951,437               1              10
   Retained earnings (deficit)                               1,477,213               1              (1)
                                                          ---------------------------------------------
     Total shareholder's equity                              3,573,055               2               9
                                                          ---------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $ 10,690,628    $     54,175    $          9
                                                          =============================================
                                                                             INTER-COMPANY
                                                             THE EDISON      ELIMINATIONS    THE DETROIT
                                                            ILLUMINATING         AND           EDISON
                                                              COMPANY          RECLASS-        COMPANY
                                                             OF DETROIT       IFICATIONS     CONSOLIDATED
                                                          -----------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                              $          -    $         -    $     14,710
   Accounts receivable
    Customer                                                         -              -         299,706
    Accrued unbilled revenues                                        -              -         137,222
    Other                                                            3              -          62,936
   Inventories
    Fuel                                                             -              -         130,211
    Materials and supplies                                           -              -         150,163
   Other                                                             -              -          11,698
                                                          ---------------------------------------------
     Total current assets                                            3              -         806,646
                                                          ---------------------------------------------

  Investments
   Nuclear decommissioning trust funds                               -              -         239,062
   Other                                                           227           (437)         37,974
                                                          ---------------------------------------------
     Total investments                                             227           (437)        277,036
                                                          ---------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                          223              -      14,203,504
   Property under capital leases                                     -              -         254,539
   Nuclear fuel under capital lease                                  -              -         607,067
   Construction work in progress                                     -              -          13,469
   Less:  accumulated depreciation and amortization                  -              -      (6,431,342)
                                                          ---------------------------------------------
     Total property, plant and equipment                           223              -       8,647,237
                                                          ---------------------------------------------

  Other Assets
   Regulatory assets                                                 -              -         855,220
   Other                                                             -              -         158,689
                                                          ---------------------------------------------
     Total other assets                                              -              -       1,013,909
                                                          ---------------------------------------------

TOTAL ASSETS                                              $        453    $      (437)   $ 10,744,828
                                                          =============================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                         $          -    $         -    $    169,214
   Capital leases                                                    -              -         109,763
   Accounts payable                                                  -              -         150,302
   Accrued interest                                                  -              -          56,088
   Dividends payable                                                 -              -          82,723
   Accrued payroll                                                   -              -          80,156
   Accumulated deferred income taxes                                 -              -          63,502
   Other                                                            23              -         217,969
                                                          ---------------------------------------------
     Total current liabilities                                      23              -         929,717
                                                          ---------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                                 -              -       1,972,757
   Accumulated deferred investment tax cred                          -              -         300,948
   Capital leases                                                    -              -         136,814
   Other                                                             -              -         300,759
                                                          ---------------------------------------------
     Total other liabilities                                         -              -       2,711,278
                                                          ---------------------------------------------

  Long-Term Debt                                                     -              -       3,530,774
                                                          ---------------------------------------------

  Shareholders' Equity
   Preferred stock                                                   -              -         144,405
   Common stock                                                     50            (61)      1,951,437
   Retained earnings (deficit)                                     380           (376)      1,477,217
                                                          ---------------------------------------------
     Total shareholder's equity                                    430           (437)      3,573,059
                                                          ---------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $        453    $      (437)    $10,744,828
                                                          =============================================

THE DETROIT EDISON COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                                                INTER-COMPANY
                                                    MIDWEST                        THE EDISON   ELIMINATIONS    THE DETROIT
                                      THE DETROIT    ENERGY       ST. CLAIR       ILLUMINATING      AND           EDISON
                                        EDISON     RESOURCES        ENERGY          COMPANY       RECLASS-       COMPANY
                                        COMPANY     COMPANY      CORPORATION       OF DETROIT    IFICATIONS    CONSOLIDATED
                                     ---------------------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                   $ 1,391,104    $         1   $        (1)   $       378   $      (378)   $ 1,391,104

Net income (loss)                         417,003              -             -              2             2        417,007

Deduct:
  Cash dividends on common stock         (319,265)             -             -              -             -       (319,265)

  Cash dividends on cumulative
   preferred stock                        (11,629)             -             -              -             -        (11,629)
                                     ---------------------------------------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1997                   $ 1,477,213    $         1   $        (1)   $       380   $      (376)   $ 1,477,217
                                     =======================================================================================

DE ENERGY SERVICES, INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                           DTE            DTE          DTE        INTER-COMPANY
                                                         BIOMASS         ENERGY        COAL       ELIMINATIONS    DE ENERGY
                                            DE ENERGY    ENERGY,       SERVICES,    SERVICES,         AND         SERVICES,
                                            SERVICES,      INC.           INC.         INC.         RECLASS-         INC.
                                               INC.    CONSOLIDATED   CONSOLIDATED CONSOLIDATED    IFICATIONS    CONSOLIDATED
                                            ---------------------------------------------------------------------------------
OPERATING REVENUES                          $       -    $     851       $  89,688  $  54,231      $ (39,931)      $ 104,839

OPERATING EXPENSES
  Fuel and purchased power                          -            -               -          -              -               -
  Operation and maintenance                       172        2,243          72,285     52,287        (29,462)         97,525
  Depreciation and amortization                   112        1,328           8,991          -         (8,275)          2,156
  Taxes other than income                           9          120           2,184         96         (2,193)            216
  Other                                             -            -               -          -              -               -
                                            ---------------------------------------------------------------------------------
    Total operating expenses                      293        3,691          83,460     52,383        (39,930)         99,897
                                            ---------------------------------------------------------------------------------

OPERATING INCOME (LOSS)                          (293)      (2,840)          6,228      1,848             (1)          4,942
                                            ---------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                  -            -         (14,312)      (779)          (781)        (15,872)
  Preferred stock dividends of subsidiary           -            -               -          -              -               -
  Other - net                                      14         (334)          1,716         36              -           1,432
                                            ---------------------------------------------------------------------------------
    Total interest expense and other               14         (334)        (12,596)      (743)          (781)        (14,440)
                                            ---------------------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                       (279)      (3,174)         (6,368)     1,105           (782)         (9,498)

INCOME TAXES                                      (94)      (5,274)        (22,139)       387             76         (27,044)
                                            ---------------------------------------------------------------------------------

NET INCOME (LOSS)                           $    (185)   $   2,100       $  15,771  $     718      $    (858)      $  17,546
                                            =================================================================================

DE ENERGY SERVICES, INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997
Thousands of Dollars


                                                                     DTE           DTE            DTE    INTER-COMPANY
                                                                   BIOMASS        ENERGY         COAL    ELIMINATIONS  DE ENERGY
                                                      DE ENERGY    ENERGY,      SERVICES,      SERVICES,      AND       SERVICES,
                                                      SERVICES,      INC.          INC.          INC.      RECLASS-       INC.
                                                         INC.    CONSOLIDATED  CONSOLIDATED  CONSOLIDATED IFICATIONS  CONSOLIDATED
                                                    ------------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                         $   2,213     $   2,235    $  65,106    $   3,085     $       -    $  72,639
   Accounts receivable
    Customer                                                 -           237        1,943       14,892       (12,064)       5,008
    Accrued unbilled revenues                                -             -            -            -             -            -
    Other                                                    -            63       13,046           71             -       13,180
   Inventories
    Fuel                                                     -             -            -            -             -            -
    Materials and supplies                                   -             -          564       21,757             -       22,321
   Other                                                    42            98        1,140           88             -        1,368
                                                    ------------------------------------------------------------------------------
     Total current assets                                2,255         2,633       81,799       39,893       (12,064)     114,516
                                                    ------------------------------------------------------------------------------

  Investments
   Nuclear decommissioning trust funds                       -             -            -            -             -            -
   Other                                                86,034         9,578       14,132            -      (130,382)     (20,638)
                                                    ------------------------------------------------------------------------------
     Total investments                                  86,034         9,578       14,132            -      (130,382)     (20,638)
                                                    ------------------------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                  867        12,686      268,712        2,538          (473)     284,330
   Property under capital leases                             -             -            -            -             -            -
   Nuclear fuel under capital lease                          -             -            -            -             -            -
   Construction work in progress                             -         2,420          460          186             -        3,066
   Less:  accumulated depreciation and amortization       (197)       (1,699)      (6,882)           -             -       (8,778)
                                                    ------------------------------------------------------------------------------
     Total property, plant and equipment                   670        13,407      262,290        2,724          (473)     278,618
                                                    ------------------------------------------------------------------------------

  Other Assets
   Regulatory assets                                         -             -            -            -             -            -
   Other                                                   472         3,134       36,580        4,378          (307)      44,257
                                                    ------------------------------------------------------------------------------
     Total other assets                                    472         3,134       36,580        4,378          (307)      44,257
                                                    ------------------------------------------------------------------------------

TOTAL ASSETS                                         $  89,431     $  28,752    $ 394,801    $  46,995     $(143,226)   $ 416,753
                                                    ==============================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                    $       -     $       -    $  36,235    $       -     $       -    $  36,235
   Capital leases                                            -             -            -            -             -            -
   Accounts payable                                          3         1,270          824        8,163             -       10,260
   Accrued interest                                          -             -            -            -             -            -
   Dividends payable                                         -             -            -            -             -            -
   Accrued payroll                                           -           160          337          149            (6)         640
   Accumulated deferred income taxes                         -             -            -            -             -            -
   Other                                                     -             -        7,095            2          (111)       6,986
                                                    ------------------------------------------------------------------------------
     Total current liabilities                               3         1,430       44,491        8,314          (117)      54,121
                                                    ------------------------------------------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                        52         1,525       11,037            -            (7)      12,607
   Accumulated deferred investment tax credit                -             -            -            -             -            -
   Capital leases                                            -             -            -            -             -            -
   Other                                                 2,293         1,298       21,397       33,184       (57,260)         912
                                                    ------------------------------------------------------------------------------
     Total other liabilities                             2,345         2,823       32,434       33,184       (57,267)      13,519
                                                    ------------------------------------------------------------------------------

  Long-Term Debt                                             -             -      245,840            -             1      245,841
                                                    ------------------------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                           -             -            -            -             -            -
   Common stock                                         87,685        20,435       59,800        4,750       (84,985)      87,685
   Retained earnings (deficit)                            (602)        4,064       12,236          747          (858)      15,587
                                                    ------------------------------------------------------------------------------
     Total shareholder's equity                         87,083        24,499       72,036        5,497       (85,843)     103,272
                                                    ------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $  89,431     $  28,752    $ 394,801    $  46,995     $(143,226)   $ 416,753
                                                    ==============================================================================

DE ENERGY SERVICES, INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                              DTE            DTE            DTE        INTER-COMPANY
                                                            BIOMASS         ENERGY          COAL       ELIMINATIONS     DE ENERGY
                                            DE ENERGY       ENERGY,       SERVICES,      SERVICES,         AND          SERVICES,
                                            SERVICES,         INC.           INC.           INC.         RECLASS-          INC.
                                               INC.       CONSOLIDATED   CONSOLIDATED   CONSOLIDATED    IFICATIONS     CONSOLIDATED
                                            ---------------------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                         $   (417)     $  1,964        $ (3,535)      $     29       $      -         $ (1,959)

Net income (loss)                               (185)        2,100          15,771            718           (858)          17,546

Deduct:
  Cash dividends on common stock                   -             -               -              -              -                -

  Cash dividends on cumulative
   preferred stock                                 -             -               -              -              -                -
                                            ---------------------------------------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1997                         $   (602)     $  4,064        $ 12,236       $    747       $   (858)        $ 15,587
                                            =======================================================================================

EDISON DEVELOPMENT CORPORATION
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                                    INTER-COMPANY
                                                                                    ELIMINATIONS           EDISON
                                                EDISON             EDVENTURE            AND             DEVELOPMENT
                                              DEVELOPMENT           CAPITAL           RECLASS-          CORPORATION
                                              CORPORATION         CORPORATION        IFICATIONS         CONSOLIDATED
                                              ----------------------------------------------------------------------
OPERATING REVENUES                             $     -             $   614             $    -            $   614

OPERATING EXPENSES
  Fuel and purchased power                           -                   -                  -                  -
  Operation and maintenance                        865                  41                  -                906
  Depreciation and amortization                      -                   -                  -                  -
  Taxes other than income                            -                   -                  -                  -
  Other                                              -                   -                  -                  -
                                              ----------------------------------------------------------------------
    Total operating expenses                       865                  41                  -                906
                                              ----------------------------------------------------------------------

OPERATING INCOME (LOSS)                           (865)                573                  -               (292)
                                              ----------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                   -                   -                  -                  -
  Preferred stock dividends of subsidiary            -                   -                  -                  -
  Other - net                                   (4,465)             (4,993)             4,469             (4,989)
                                              ----------------------------------------------------------------------
    Total interest expense and other            (4,465)             (4,993)             4,469             (4,989)
                                              ----------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                      (5,330)             (4,420)             4,469             (5,281)

INCOME TAXES                                      (303)             (1,701)                 -             (2,004)
                                              ----------------------------------------------------------------------

NET INCOME (LOSS)                              $(5,027)            $(2,719)            $4,469            $(3,277)
                                              ======================================================================

EDISON DEVELOPMENT CORPORATION
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997
Thousands of Dollars


                                                                                  INTER-COMPANY
                                                                                  ELIMINATIONS             EDISON
                                             EDISON             EDVENTURE             AND               DEVELOPMENT
                                           DEVELOPMENT           CAPITAL            RECLASS-            CORPORATION
                                           CORPORATION         CORPORATION         IFICATIONS           CONSOLIDATED
                                           -------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                   $   130          $   (64)           $      -              $    66
   Accounts receivable
    Customer                                         -                -                   -                    -
    Accrued unbilled revenues                        -                -                   -                    -
    Other                                            -                -                   -                    -
   Inventories
    Fuel                                             -                -                   -                    -
    Materials and supplies                           -                -                   -                    -
   Other                                             -                -                   -                    -
                                           -------------------------------------------------------------------------
     Total current assets                          130              (64)                  -                   66
                                           -------------------------------------------------------------------------

  Investments                                                                                                  -
   Nuclear decommissioning trust funds               -                -                   -                    -
   Other                                        17,234           14,005             (12,191)              19,048
                                           -------------------------------------------------------------------------
     Total investments                          17,234           14,005             (12,191)              19,048
                                           -------------------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                            -                -                   -                    -
   Property under capital leases                     -                -                   -                    -
   Nuclear fuel under capital lease                  -                -                   -                    -
   Construction work in progress                     -                -                   -                    -
   Less:  accumulated depreciation and
    amortization                                     -                -                   -                    -
     Total property, plant and equipment             -                -                   -                    -

  Other Assets
   Regulatory assets                                 -                -                   -                    -
   Other                                             -                -                   -                    -
                                           -------------------------------------------------------------------------
     Total other assets                              -                -                   -                    -
                                           -------------------------------------------------------------------------

TOTAL ASSETS                                   $17,364          $13,941            $(12,191)             $19,114
                                           =========================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                              $     -          $     -            $      -              $     -
   Capital leases                                    -                -                   -                    -
   Accounts payable                                  -                -                   -                    -
   Accrued interest                                  -                -                   -                    -
   Dividends payable                                 -                -                   -                    -
   Accrued payroll                                   -                -                   -                    -
   Accumulated deferred income taxes                 -                -                   -                    -
   Other                                             -                -                   -                    -
                                           -------------------------------------------------------------------------
     Total current liabilities                       -                -                   -                    -
                                           -------------------------------------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                 -                -                   -                    -
   Accumulated deferred investment
    tax credit                                       -                -                   -                    -
   Capital leases                                    -                -                   -                    -
   Other                                             -                -                   -                    -
                                           -------------------------------------------------------------------------
     Total other liabilities                         -                -                   -                    -
                                           -------------------------------------------------------------------------

  Long-Term Debt                                     -                -                   -                    -
                                           -------------------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                   -                -                   -                    -
   Common stock                                 22,500           16,400             (16,400)              22,500
   Retained earnings (deficit)                  (5,136)          (2,459)              4,209               (3,386)
                                           -------------------------------------------------------------------------
     Total shareholder's equity                 17,364           13,941             (12,191)              19,114
                                           -------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $17,364          $13,941            $(12,191)             $19,114
                                           =========================================================================

EDISON DEVELOPMENT CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                                 INTER-COMPANY
                                                                                 ELIMINATIONS              EDISON
                                             EDISON            EDVENTURE             AND                DEVELOPMENT
                                           DEVELOPMENT          CAPITAL            RECLASS-             CORPORATION
                                           CORPORATION        CORPORATION         IFICATIONS            CONSOLIDATED
                                           -------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                         $   (77)              $   260          $  (292)               $  (109)

Net income (loss)                            (5,027)               (2,719)           4,469                 (3,277)

Equity earnings from prior periods              (32)                    -               32                      -

Deduct:
  Cash dividends on common stock                  -                     -                -                      -

  Cash dividends on cumulative
   preferred stock                                -                     -                -                      -
                                           -------------------------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1997                         $(5,136)              $(2,459)         $ 4,209                $(3,386)
                                           =========================================================================

DTE BIOMASS ENERGY, INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars




                                               DTE      RIVERVIEW     SONOMA                   DTE      PLAINVILLE  BELLEVILLE
                                             BIOMASS       GAS        ENERGY       RES      ARBOR GAS      GAS         GAS
                                             ENERGY,    PRODUCERS,   SYSTEMS,     POWER     PRODUCERS,  PRODUCERS,  PRODUCERS,
                                               INC.        INC.        INC.        INC.        INC.        INC.        INC.
                                             ----------------------------------------------------------------------------------
OPERATING REVENUES                             $  (253)      $  90      $  139     $   295      $   20     $   109       $   3

OPERATING EXPENSES
  Fuel and purchased power                           -           -           -           -           -           -           -
  Operation and maintenance                      1,541          24         431           -          82         221          74
  Depreciation and amortization                     23         305         105           -         106         345         117
  Taxes other than income                           82           5          18           -           2          12           1
  Other                                              -           -           -           -           -           -           -
                                             ----------------------------------------------------------------------------------
    Total operating expenses                     1,646         334         554           -         190         578         192
                                             ----------------------------------------------------------------------------------

OPERATING INCOME (LOSS)                         (1,899)       (244)       (415)        295        (170)       (469)       (189)
                                             ----------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                   -           -           -           -           -           -           -
  Preferred stock dividends of subsidiary            -           -           -           -           -           -           -
  Other - net                                    1,923          24          28           5           9           3           -
                                             ----------------------------------------------------------------------------------
    Total interest expense and other             1,923          24          28           5           9           3           -
                                             ----------------------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                          24        (220)       (387)        300        (161)       (466)       (189)

INCOME TAXES                                    (1,922)       (799)       (793)        105        (198)     (1,106)       (137)
                                             ----------------------------------------------------------------------------------

NET INCOME (LOSS)                              $ 1,946       $ 579      $  406        $195      $   37     $   640       $ (52)
                                             ==================================================================================



                                                                                            INTER-COMPANY    DTE
                                              ESCAMBIA  FAYETTEVILLE  LYCOMING     ROXANA   ELIMINATIONS   BIOMASS
                                                GAS         GAS         GAS         GAS         AND        ENERGY,
                                             PRODUCERS,   COMPANY,   PRODUCERS,  PRODUCERS,   RECLASS-       INC.
                                                INC.       L.L.C.       INC.        INC.     IFICATIONS  CONSOLIDATED
                                             ------------------------------------------------------------------------
OPERATING REVENUES                             $    14       $   -      $    9     $     5      $   420     $   851

OPERATING EXPENSES
  Fuel and purchased power                           -           -           -           -            -           -
  Operation and maintenance                         21           2           -          17         (170)      2,243
  Depreciation and amortization                     26          11         100          37          153       1,328
  Taxes other than income                            -           -           -           -            -         120
  Other                                              -           -           -           -            -           -
                                             -----------------------------------------------------------------------
    Total operating expenses                        47          13         100          54          (17)      3,691
                                             -----------------------------------------------------------------------

OPERATING INCOME (LOSS)                            (33)        (13)        (91)        (49)         437      (2,840)
                                             -----------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                   -           -           -           -            -           -
  Preferred stock dividends of subsidiary            -           -           -           -            -           -
  Other - net                                        -           -           -           -       (2,326)       (334)
                                             -----------------------------------------------------------------------
    Total interest expense and other                 -           -           -           -       (2,326)       (334)
                                             -----------------------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                         (33)        (13)        (91)        (49)      (1,889)     (3,174)

INCOME TAXES                                         3           -        (307)       (120)           -      (5,274)
                                             -----------------------------------------------------------------------

NET INCOME (LOSS)                              $   (36)      $ (13)     $  216     $    71      $(1,889)    $ 2,100
                                             ========================================================================

DTE BIOMASS ENERGY, INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997
Thousands of Dollars



                                                  DTE      RIVERVIEW     SONOMA                   DTE      PLAINVILLE  BELLEVILLE
                                                BIOMASS       GAS        ENERGY       RES      ARBOR GAS      GAS         GAS
                                                ENERGY,    PRODUCERS,   SYSTEMS,     POWER     PRODUCERS,  PRODUCERS,  PRODUCERS,
                                                  INC.        INC.        INC.        INC.        INC.        INC.        INC.
                                                ----------------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                      $   206      $  401      $  544      $  371      $  417      $  266        $ 30
   Accounts receivable
    Customer                                           78          12          12           -           6         120           2
    Accrued unbilled revenues                           -           -           -           -           -           -           -
    Other                                               2           7          14           -           3          17           1
   Inventories
    Fuel                                                -           -           -           -           -           -           -
    Materials and supplies                              -           -           -           -           -           -           -
   Other                                               17           -          23           -           -           -          15
                                                ----------------------------------------------------------------------------------
     Total current assets                             303         420         593         371         426         403          48
                                                ----------------------------------------------------------------------------------

  Investments
   Nuclear decommissioning trust funds                  -           -           -           -           -           -           -
   Other                                           22,165         445         211       1,935          61         304          77
                                                ----------------------------------------------------------------------------------
     Total investments                             22,165         445         211       1,935          61         304          77
                                                ----------------------------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                             121       2,333         842           -       1,080       1,824         640
   Property under capital leases                        -           -           -           -           -           -           -
   Nuclear fuel under capital lease                     -           -           -           -           -           -           -
   Construction work in progress                    1,751         261           -           -           4         387           -
   Less:  accumulated depreciation
          and amortization                            (49)       (951)       (317)          -        (138)       (157)        (42)
                                                ----------------------------------------------------------------------------------
     Total property, plant and equipment            1,823       1,643         525           -         946       2,054         598
                                                ----------------------------------------------------------------------------------

  Other Assets
   Regulatory assets                                    -           -           -           -           -           -           -
   Other                                            3,089           -           -           -           -          16          14
                                                ----------------------------------------------------------------------------------
     Total other assets                             3,089           -           -           -           -          16          14
                                                ----------------------------------------------------------------------------------

TOTAL ASSETS                                      $27,380      $2,508      $1,329      $2,306      $1,433      $2,777        $737
                                                ==================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                 $     -      $    -      $    -      $    -      $    -      $    -        $  -
   Capital leases                                       -           -           -           -           -           -           -
   Accounts payable                                 1,223          (2)         23           -           4           7           1
   Accrued interest                                     -           -           -           -           -           -           -
   Dividends payable                                    -           -           -           -           -           -           -
   Accrued payroll                                    160           -           -           -           -           -           -
   Accumulated deferred income taxes                    -           -           -           -           -           -           -
   Other                                                -           -           -           -           -           -           -
                                                ----------------------------------------------------------------------------------
     Total current liabilities                      1,383          (2)         23           -           4           7           1
                                                ----------------------------------------------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                  525         186          40         408          88          99          27
   Accumulated deferred investment tax credit           -           -           -           -           -           -           -
   Capital leases                                       -           -           -           -           -           -           -
   Other                                            3,263          11           -          13          25         183         211
                                                ----------------------------------------------------------------------------------
     Total other liabilities                        3,788         197          40         421         113         282         238
                                                ----------------------------------------------------------------------------------

  Long-Term Debt                                        -           -           -           -           -           -           -
                                                ----------------------------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                      -           -           -           -           -           -           -
   Common stock                                    20,435       2,000       1,050       1,000       1,300       1,800         550
   Retained earnings (deficit)                      1,774         313         216         885          16         688         (52)
                                                ----------------------------------------------------------------------------------
     Total shareholder's equity                    22,209       2,313       1,266       1,885       1,316       2,488         498
                                                ----------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $27,380      $2,508      $1,329      $2,306      $1,433      $2,777        $737
                                                ==================================================================================




                                                                                                    INTER-COMPANY    DTE
                                                      ESCAMBIA  FAYETTEVILLE  LYCOMING     ROXANA   ELIMINATIONS   BIOMASS
                                                        GAS         GAS         GAS         GAS         AND        ENERGY,
                                                     PRODUCERS,   COMPANY,   PRODUCERS,  PRODUCERS,   RECLASS-       INC.
                                                        INC.       L.L.C.       INC.        INC.     IFICATIONS  CONSOLIDATED
                                                     ------------------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                           $     -      $    -        $  -      $    -       $    -     $ 2,235
   Accounts receivable
    Customer                                                 -           -           5          45          (43)        237
    Accrued unbilled revenues                                -           -           -           -            -           -
    Other                                                   14           -           4           1            -          63
   Inventories
    Fuel                                                     -           -           -           -            -           -
    Materials and supplies                                   -           -           -           -            -           -
   Other                                                     -           -           -          41            2          98
                                                     -----------------------------------------------------------------------
     Total current assets                                   14           -           9          87          (41)      2,633
                                                     -----------------------------------------------------------------------

  Investments
   Nuclear decommissioning trust funds                       -           -           -           -            -           -
   Other                                                   142           -         307         127      (16,196)      9,578
                                                     -----------------------------------------------------------------------
     Total investments                                     142           -         307         127      (16,196)      9,578
                                                     -----------------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                3,807       1,840           -         200           (1)     12,686
   Property under capital leases                             -           -           -           -            -           -
   Nuclear fuel under capital lease                          -           -           -           -            -           -
   Construction work in progress                             -           -           -          15            2       2,420
   Less:  accumulated depreciation and amortization        (26)        (11)          -          (8)           -      (1,699)
                                                     -----------------------------------------------------------------------
     Total property, plant and equipment                 3,781       1,829           -         207            1      13,407
                                                     -----------------------------------------------------------------------

  Other Assets
   Regulatory assets                                         -           -           -           -            -           -
   Other                                                     -          13           1           -            1       3,134
                                                     -----------------------------------------------------------------------
     Total other assets                                      -          13           1           -            1       3,134
                                                     -----------------------------------------------------------------------

TOTAL ASSETS                                           $ 3,937      $1,842        $317        $421     $(16,235)    $28,752
                                                     =======================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                      $     -      $    -        $  -        $  -     $      -     $     -
   Capital leases                                            -           -           -           -            -           -
   Accounts payable                                          1          13           -           -            -       1,270
   Accrued interest                                          -           -           -           -            -           -
   Dividends payable                                         -           -           -           -            -           -
   Accrued payroll                                           -           -           -           -            -         160
   Accumulated deferred income taxes                         -           -           -           -            -           -
   Other                                                     -           -           -           -            -           -
                                                     -----------------------------------------------------------------------
     Total current liabilities                               1          13           -           -            -       1,430
                                                     -----------------------------------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                       145           -           -           7            -       1,525
   Accumulated deferred investment tax credit                -           -           -           -            -           -
   Capital leases                                            -           -           -           -            -           -
   Other                                                 3,827           1         101          43       (6,380)      1,298
                                                     -----------------------------------------------------------------------
     Total other liabilities                             3,972           1         101          50       (6,380)      2,823
                                                     -----------------------------------------------------------------------

  Long-Term Debt                                             -           -           -           -            -           -
                                                     -----------------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                           -           -           -           -            -           -
   Common stock                                              -       1,841           -         300       (9,841)     20,435
   Retained earnings (deficit)                             (36)        (13)        216          71          (14)      4,064
                                                     -----------------------------------------------------------------------
     Total shareholder's equity                            (36)      1,828         216         371       (9,855)     24,499
                                                     -----------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $ 3,937      $1,842        $317        $421     $(16,235)    $28,752
                                                     ========================================================================


DTE BIOMASS ENERGY, INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars




                                               DTE      RIVERVIEW     SONOMA                   DTE      PLAINVILLE  BELLEVILLE
                                             BIOMASS       GAS        ENERGY       RES      ARBOR GAS      GAS         GAS
                                             ENERGY,    PRODUCERS,   SYSTEMS,     POWER     PRODUCERS,  PRODUCERS,  PRODUCERS,
                                               INC.        INC.        INC.        INC.        INC.        INC.        INC.
                                             ----------------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                          $ (172)       $ 729       $ 460       $ 690        $  9        $248        $  -

Net income (loss)                             1,946          579         406         195          37         640         (52)

Deduct:
  Cash dividends on common stock                  -         (995)       (650)          -         (30)       (200)          -

  Cash dividends on cumulative
   preferred stock                                -            -           -           -           -           -           -
                                             -------------------------------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1997                          $1,774        $ 313       $ 216       $ 885        $ 16        $688        $(52)
                                             ===============================================================================

                                                                                            INTER-COMPANY    DTE
                                              ESCAMBIA  FAYETTEVILLE  LYCOMING     ROXANA   ELIMINATIONS   BIOMASS
                                                GAS         GAS         GAS         GAS         AND        ENERGY,
                                             PRODUCERS,   COMPANY,   PRODUCERS,  PRODUCERS,   RECLASS-       INC.
                                                INC.       L.L.C.       INC.        INC.     IFICATIONS  CONSOLIDATED
                                             -------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                          $    -        $  -        $  -        $  -      $     -      $1,964

Net income (loss)                               (36)        (13)        216          71       (1,889)      2,100

Deduct:
  Cash dividends on common stock                  -           -           -           -        1,875           -

  Cash dividends on cumulative
   preferred stock                                -           -           -           -            -           -
                                             ---------------------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1997                          $  (36)       $(13)       $ 216       $  71     $   (14)     $4,064
                                             ======================================================================

DTE ENERGY SERVICES, INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                               INTER-COMPANY
                                               DTE                   EES COKE  ELIMINATIONS  DTE ENERGY
                                              ENERGY       PCI       BATTERY       AND       SERVICES,
                                            SERVICES,  ENTERPRISES   COMPANY,    RECLASS-       INC.
                                               INC.      COMPANY       INC.     IFICATIONS  CONSOLIDATED
                                            -----------------------------------------------------------
OPERATING REVENUES                             $ 2,582     $ 9,122    $ 77,984  $     -        $ 89,688

OPERATING EXPENSES
  Fuel and purchased power                           -           -           -        -               -
  Operation and maintenance                      4,048       2,238      65,999        -          72,285
  Depreciation and amortization                      -       2,184       6,807        -           8,991
  Taxes other than income                           (9)          -       2,193        -           2,184
  Other                                              -           -           -        -               -
                                            -----------------------------------------------------------
    Total operating expenses                     4,039       4,422      74,999        -          83,460
                                            -----------------------------------------------------------

OPERATING INCOME (LOSS)                         (1,457)      4,700       2,985        -           6,228
                                            -----------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                (753)     (3,288)    (10,271)       -         (14,312)
  Preferred stock dividends of subsidiary            -           -           -        -               -
  Other - net                                      101         185       1,430        -           1,716
                                            -----------------------------------------------------------
    Total interest expense and other              (652)     (3,103)     (8,841)       -         (12,596)
                                            -----------------------------------------------------------

INCOME (LOSS) BEFORE TAXES                      (2,109)      1,597      (5,856)       -          (6,368)

INCOME TAXES                                      (686)        559     (22,012)       -         (22,139)
                                            -----------------------------------------------------------

NET INCOME (LOSS)                              $(1,423)    $ 1,038     $16,156  $     -        $ 15,771
                                            ===========================================================

DTE ENERGY SERVICES, INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997
Thousands of Dollars


                                                                                           INTER-COMPANY
                                                           DTE                   EES COKE  ELIMINATIONS  DTE ENERGY
                                                          ENERGY       PCI       BATTERY       AND       SERVICES,
                                                        SERVICES,  ENTERPRISES   COMPANY,    RECLASS-       INC.
                                                           INC.      COMPANY       INC.     IFICATIONS  CONSOLIDATED
                                                        ------------------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                               $ 2,546     $ 8,306    $ 54,254     $      -    $ 65,106
   Accounts receivable
    Customer                                                   331         966         646            -       1,943
    Accrued unbilled revenues                                    -           -           -            -           -
    Other                                                      565          39      12,442            -      13,046
   Inventories
    Fuel                                                         -           -           -            -           -
    Materials and supplies                                       -           -         564            -         564
   Other                                                        34          38       1,068            -       1,140
                                                        ------------------------------------------------------------
     Total current assets                                    3,476       9,349      68,974            -      81,799
                                                        ------------------------------------------------------------

  Investments
   Nuclear decommissioning trust funds                           -           -           -            -           -
   Other                                                    63,813           -      13,887      (63,568)     14,132
                                                        ------------------------------------------------------------
     Total investments                                      63,813           -      13,887      (63,568)     14,132
                                                        ------------------------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                      937      57,100     210,675            -     268,712
   Property under capital leases                                 -           -           -            -           -
   Nuclear fuel under capital lease                              -           -           -            -           -
   Construction work in progress                               460           -           -            -         460
   Less:  accumulated depreciation and amortization            (75)     (2,145)     (4,662)           -      (6,882)
                                                        ------------------------------------------------------------
     Total property, plant and equipment                     1,322      54,955     206,013            -     262,290
                                                        ------------------------------------------------------------

  Other Assets
   Regulatory assets                                             -           -           -            -           -
   Other                                                       136       1,891      34,553            -      36,580
                                                        ------------------------------------------------------------
     Total other assets                                        136       1,891      34,553            -      36,580
                                                        ------------------------------------------------------------

TOTAL ASSETS                                               $68,747     $66,195    $323,427     $(63,568)   $394,801
                                                        ============================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                          $     -     $ 3,643    $ 32,592     $      -    $ 36,235
   Capital leases                                                -           -           -            -           -
   Accounts payable                                            646          97          81            -         824
   Accrued interest                                              -           -           -            -           -
   Dividends payable                                             -           -           -            -           -
   Accrued payroll                                             337           -           -            -         337
   Accumulated deferred income taxes                             -           -           -            -           -
   Other                                                        66         421       6,490          118       7,095
                                                        ------------------------------------------------------------
     Total current liabilities                               1,049       4,161      39,163          118      44,491
                                                        ------------------------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                            27       2,104       8,906            -      11,037
   Accumulated deferred investment tax credit                    -           -           -            -           -
   Capital leases                                                -           -           -            -           -
   Other                                                     8,835         294      12,454         (186)     21,397
                                                        ------------------------------------------------------------
     Total other liabilities                                 8,862       2,398      21,360         (186)     32,434
                                                        ------------------------------------------------------------

  Long-Term Debt                                                 -      45,092     200,748            -     245,840
                                                        ------------------------------------------------------------

  Shareholders' Equity
   Preferred stock                                               -           -           -                        -
   Common stock                                             59,800      13,500      50,000      (63,500)     59,800
   Retained earnings (deficit)                                (964)      1,044      12,156            -      12,236
                                                        ------------------------------------------------------------
     Total shareholder's equity                             58,836      14,544      62,156      (63,500)     72,036
                                                        ------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $68,747     $66,195    $323,427     $(63,568)   $394,801
                                                        ============================================================

DTE ENERGY SERVICES, INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                               INTER-COMPANY
                                               DTE                   EES COKE  ELIMINATIONS  DTE ENERGY
                                              ENERGY       PCI       BATTERY       AND       SERVICES,
                                            SERVICES,  ENTERPRISES   COMPANY,    RECLASS-       INC.
                                               INC.      COMPANY       INC.     IFICATIONS  CONSOLIDATED
                                            ------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                            $(3,541)     $    6     $     -      $     -     $(3,535)

Net income (loss)                               (1,423)      1,038      16,156            -      15,771

Deduct:
  Cash dividends on common stock                 4,000           -      (4,000)           -           -

  Cash dividends on cumulative
   preferred stock                                   -           -           -            -           -
                                            ------------------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1997                            $  (964)     $1,044     $12,156      $     -     $12,236
                                            ============================================================

DTE COAL SERVICES, INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                      INTER-COMPANY
                                                            DTE CS     ELIMINATIONS   DTE COAL
                                             DTE COAL        RAIL          AND        SERVICES
                                             SERVICES      SERVICES,    RECLASS-       INC.
                                               INC.          INC.      IFICATIONS  CONSOLIDATED
                                             --------------------------------------------------
OPERATING REVENUES                             $54,231       $  -         $  -     $54,231

OPERATING EXPENSES
  Fuel and purchased power                           -          -            -           -
  Operation and maintenance                     52,287          -            -      52,287
  Depreciation and amortization                      -          -            -           -
  Taxes other than income                           96          -            -          96
  Other                                              -          -            -           -
                                             ----------------------------------------------
    Total operating expenses                    52,383          -            -      52,383
                                             ----------------------------------------------

OPERATING INCOME (LOSS)                          1,848          -            -       1,848
                                             ----------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                (779)         -            -        (779)
  Preferred stock dividends of subsidiary            -          -            -           -
  Other - net                                       36          -            -          36
                                             ----------------------------------------------
    Total interest expense and other              (743)         -            -        (743)
                                             ----------------------------------------------

INCOME (LOSS) BEFORE TAXES                       1,105          -            -       1,105

INCOME TAXES                                       387          -            -         387
                                             ----------------------------------------------

NET INCOME (LOSS)                              $   718       $  -         $  -      $  718
                                             ==============================================

DTE COAL SERVICES, INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 1997
Thousands of Dollars


                                                                                   INTER-COMPANY
                                                                        DTE CS      ELIMINATIONS   DTE COAL
                                                         DTE COAL        RAIL           AND        SERVICES
                                                         SERVICES      SERVICES,     RECLASS-       INC.
                                                           INC.           INC.      IFICATIONS  CONSOLIDATED
                                                         ---------------------------------------------------
ASSETS
  Current Assets
   Cash and cash equivalents                               $ 3,002      $   83      $     -     $ 3,085
   Accounts receivable
    Customer                                                13,541       1,351            -      14,892
    Accrued unbilled revenues                                    -           -            -           -
    Other                                                       71           -            -          71
   Inventories
    Fuel                                                         -           -            -           -
    Materials and supplies                                  20,890         867            -      21,757
   Other                                                        30          58            -          88
                                                         -----------------------------------------------
     Total current assets                                   37,534       2,359            -      39,893
                                                         -----------------------------------------------

  Investments
   Nuclear decommissioning trust funds                           -           -            -           -
   Other                                                     7,500           -       (7,500)          -
                                                         -----------------------------------------------
     Total investments                                       7,500           -       (7,500)          -
                                                         -----------------------------------------------

  Property, Plant and Equipment
   Property and equipment                                        -       2,538            -       2,538
   Property under capital leases                                 -           -            -           -
   Nuclear fuel under capital lease                              -           -            -           -
   Construction work in progress                                 -         186            -         186
   Less:  accumulated depreciation and amortization              -           -            -           -
                                                         -----------------------------------------------
     Total property, plant and equipment                         -       2,724            -       2,724
                                                         -----------------------------------------------

  Other Assets
   Regulatory assets                                             -           -            -           -
   Other                                                         -       4,378            -       4,378
                                                         -----------------------------------------------
     Total other assets                                          -       4,378            -       4,378
                                                         -----------------------------------------------

TOTAL ASSETS                                               $45,034      $9,461      $(7,500)    $46,995
                                                         ===============================================


LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities
   Long-term debt                                          $     -      $    -      $     -     $     -
   Capital leases                                                -           -            -           -
   Accounts payable                                          6,282       1,881            -       8,163
   Accrued interest                                              -           -            -           -
   Dividends payable                                             -           -            -           -
   Accrued payroll                                              69          80            -         149
   Accumulated deferred income taxes                             -           -            -           -
   Other                                                         2           -            -           2
                                                         -----------------------------------------------
     Total current liabilities                               6,353       1,961            -       8,314
                                                         -----------------------------------------------

  Other Liabilities
   Accumulated deferred income taxes                             -           -            -           -
   Accumulated deferred investment tax credit                    -           -            -           -
   Capital leases                                                -           -            -           -
   Other                                                    33,184       3,750       (3,750)     33,184
                                                         -----------------------------------------------
     Total other liabilities                                33,184       3,750       (3,750)     33,184
                                                         -----------------------------------------------

  Long-Term Debt                                                 -           -            -           -
                                                         -----------------------------------------------

  Shareholders' Equity
   Preferred stock                                               -           -            -           -
   Common stock                                              4,750       3,750       (3,750)      4,750
   Retained earnings (deficit)                                 747           -            -         747
                                                         -----------------------------------------------
     Total shareholder's equity                              5,497       3,750       (3,750)      5,497
                                                         -----------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $45,034      $9,461      $(7,500)    $46,995
                                                         ===============================================

DTE COAL SERVICES, INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1997
Thousands of Dollars


                                                                      INTER-COMPANY
                                                             DTE CS    ELIMINATIONS   DTE COAL
                                             DTE COAL         RAIL         AND        SERVICES
                                             SERVICES       SERVICES,    RECLASS-       INC.
                                               INC.           INC.      IFICATIONS  CONSOLIDATED
                                             ---------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                               $ 29        $  -         $  -        $ 29

Net income (loss)                                  718           -            -         718

Deduct:
  Cash dividends on common stock                     -           -            -           -

  Cash dividends on cumulative
   preferred stock                                   -           -            -           -
                                             ---------------------------------------------------

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1997                               $747        $  -         $  -        $747
                                             ===================================================

                              DTE ENERGY COMPANY
                 NOTES TO CONSOLIDATING FINANCIAL STATEMENTS


Entities for which financial statements are not presented.

The following affiliates of the Claimant have had no financial activity during the calendar year 1997. Accordingly, financial information for these companies is not provided.

DTE Center Point, Inc.
Great Lakes Energy Producers, Inc.
Great Lakes Energy Services, Inc.
Superior Energy Services, Inc.
Wolverine Energy Services, Inc.
Alabama Energy Systems, Inc.
FW Gas Producers, Inc.
Orlando Gas Producers, Inc., (formerly DEFO, Inc.)
Winston Gas Producers, Inc.
Fayetteville Gas Producers, Inc.

This report does not contain information for affiliates of the Claimant which are accounted for using the equity method.

                                   EXHIBIT B

                           Financial Data Schedule

This schedule contains summary financial information extracted from DTE Energy Company's consolidated balance sheet and statement of income as of December 31, 1997 contained herein and is qualified in its entirety by reference to such financial statements.

                Multiplier                      1,000

                Period Type                     Year

                Fiscal Year End                 December 31, 1997

                Period End                      December 31, 1997

                Total Assets                    $11,222,938

                Total Operating Revenues        $ 3,764,477

                Net Income                      $   417,331




                                  EXHIBIT C


An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                                Not Applicable